UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2023

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

In July 2023, Codexis, Inc. (the “Company”) announced that it was discontinuing investment in certain development programs in the Company’s biotherapeutics business, including its partnered product candidate CDX-7108 for the treatment of exocrine pancreatic insufficiency. CDX-7108 was discovered under the Strategic Collaboration Agreement between Nestlé Health Science (“Nestlé”) and the Company, dated October 12, 2017 (“Collaboration Agreement”), and was the subject of a development agreement between Nestle and the Company, dated January 1, 2020 (“Development Agreement”), pursuant to which the parties collaborated to advance the development of CDX-7108.

On December 27, 2023, the Company and Nestlé entered into an acquisition agreement (the “Acquisition Agreement”), pursuant to which the Company has agreed to assign its interests in CDX-7108 (including associated agreements and intellectual property rights) to Nestlé.

Under the terms of the Acquisition Agreement, the Company will receive an upfront payment of $5.0 million, with the potential for up to $15.0 million in development milestones and $25.0 million in commercial milestones, as well as a single-digit percentage royalty on net sales of CDX-7108 that are in excess of prior annual baseline. The Company is also entitled to receive a scaled percentage of the proceeds ranging from 50% to low single-digits from certain sale or licensing transactions entered into by Nestlé with respect to CDX-7108, with such percentage scaling down depending on when in the development of CDX-7108 such transaction is consummated.

Pursuant to the Acquisition Agreement, the Collaboration Agreement and Development Agreement will terminate. The Company will also be restricted from developing, commercializing, manufacturing, or other exploitation of any lipase-containing product in the field of pancreatic enzyme replacement therapy for at least three years. The Company will also grant Nestlé an option to enter into an agreement for the sale of assets related to amylase and protease discovered under the Collaboration Agreement (“A&P Acquisition Agreement”). Under the terms of the A&P Acquisition Agreement, the Company would be entitled to receive an upfront cash payment of $2.5 million, with the potential for an additional $2.5 million payment upon the earlier of meeting a certain development milestone related to CDX-7108 or commercial launch of a product containing amylase and/or protease. Nestlé has the right to exercise this option at any time prior to March 1, 2025.

The closing of the transactions contemplated by the Acquisition Agreement is expected to occur on January 5, 2024, subject to customary closing conditions. A redacted copy of the Acquisition Agreement will be filed with the Company’s Annual Report on Form 10-K for the period ending December 31, 2023.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Forward-Looking Statements

Any statements contained in this current report that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements can be identified by words such as “plan”, “potential”, “may”, “expect”, “will” and similar expressions in reference to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on the Company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, including but not limited to the anticipated timing and occurrence of the closing of the Acquisition Agreement, the receipt of milestone, royalty and other payments under the Acquisition Agreement and the continued development of CDX-7108. You should not place undue reliance on these forward-looking statements because they involve significant risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Therefore, you should not rely on any of these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the timing and closing of the Acquisition Agreement, Nestlé’s continued development of CDX-7108, risks related to the development of CDX-7108 and additional risks detailed from time to time in The Company’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and subsequent filings. Any forward-looking statement made by the Company in this current report is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company does not undertake any obligation to update forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODEXIS, INC.

Date: December 27, 2023	By:	/s/ Sriram Ryali
Sriram Ryali
Chief Financial Officer